Exhibit 99.1

Zynex Announces Arrival of Steven Dyson as CEO and Appointment of New Leadership in Key Roles

ENGLEWOOD, Colo., August 18, 2025 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today announced the arrival of newly appointed CEO, Steven Dyson, and the appointment of several new leaders at the Company.

On June 30, 2025, the Company announced the Board’s appointment of Steven Dyson as the incoming CEO. Since that time, Mr. Dyson and Thomas Sandgaard, the Chairman of the Board, have been actively working with the Board of Directors to round out the executive team and several critical leadership roles within the company. Today the Company is announcing the addition of the following individuals, all of whom have started with the company as of August 18, 2025.

•	Vikram Bajaj, Chief Financial Officer
•	John T. Bibb, Chief Legal Officer
•	Ajay Gopal, EVP of Sales
•	Agnes Powell, VP of Billing

Vikram Bajaj joins as Chief Financial Officer with over 20 years of leadership experience in finance, M&A, and strategy within the med-tech sector. Previously, he served as CFO of Vyaire Medical, CFO of Kepro, and as Head of Corporate Development at Kinetic Concepts (KCI). Earlier in his career, Vikram was an investment banker at J.P. Morgan in New York, advising healthcare companies on M&A as well as equity and debt capital markets. He began his career in public accounting with Arthur Andersen and is a Chartered Accountant.

John Bibb, our new Chief Legal Officer, is a seasoned executive leader with over 20 years’ experience in legal, compliance and HR roles in the med-tech sector, including roles with Kinetic Concepts, Inc., LifeCell, and most recently Vyaire Medical. He has served as an executive leader with companies in private and public environments through M&A, capital markets, complex litigation, government disputes, compliance remediation, and intellectual property exploitation. In his new role, Mr. Bibb will be responsible for the Company’s Legal, HR, Compliance and Communications functions.

Ajay Gopal, our new EVP of Sales, is a proven commercial leader in the healthcare and medical device sectors, with prior successful roles at KCI, Danaher, and Healthium Medtech. He is known for delivering transformative growth, high‑integrity team leadership, and improving access to impactful products that improve lives.

Agnes Powell, our new VP of Billing, brings 20 years of experience in leading revenue cycle operations, compliance, and managed care contracting across diverse healthcare settings. She has a proven track record of managing billing processes with a strong commitment to integrity and regulatory compliance. Her background spans hospitals, private practices, and billing companies.

Agnes has held key roles at HealthOne, Centura Health, and Toxicology Associates, contributing in various capacities.

Steven Dyson’s executive leadership team will consist of Messrs. Bajaj and Bibb, together with Anna Lucsok, the Company’s COO, and Donald Gregg, President of Zynex Monitoring Solutions. “I am very pleased that we have been able to move quickly to fill critical roles at the Company as we begin to create a new future for all Zynex stakeholders,” said Mr. Dyson. “We have a lot to do to improve business performance at the Company over the coming quarters. I believe we now have the right team in place to deliver excellent results in the future, while renewing our commitment to the highest integrity in our business practices and fulfilling our mission to improve the quality of life for patients suffering from debilitating pain and illness.”

Thomas Sandgaard, founder and Chairman of the Board, added “The Board is delighted to welcome Steven Dyson as CEO, together with his new executive team to Zynex. We are confident that this group of experienced, proven leaders will take Zynex to new levels of success. The Board and I are looking forward to supporting Steven and the rest of the management team in Zynex’s next chapter.”

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. our results of operations and the plans, strategies and objectives for future operations; the timing and scope of any potential stock repurchase; and other similar statements.

Words such as "anticipate," "believe," "continue," "could," "designed," "endeavor," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "preliminary," "will," "would" and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products; the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources; the need to keep pace with technological changes; our dependence on the reimbursement for our products from health insurance companies; the outcome of the Tricare payment suspension; our dependence on first party manufacturers to produce our products on time and to our specifications' implementation of our sales strategy including a strong direct sales force, market conditions; economic factors, such as interest rate fluctuations; and other risks described in our filings with the Securities and Exchange Commission.

These and other risks are described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as well as our quarterly reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statements contained in this press release represent Zynex's views only as of today and should not be relied upon as representing its views as of any subsequent date. Zynex explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Investor Relations Contact:
Vikram Bajaj, CFO

ir@zynex.com